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                                                                Exhibit 10.24


                              A.D.A.M./MINDSCAPE
                              DISTRIBUTION TERMS


LICENSE: Mindscape will have the right to manufacture, sell and distribute all English language version titles listed on Schedule A, and their subsequent upgrades, if any, during the term of the agreement. Mindscape shall have exclusive rights to retail distribution, OEM licensing, and retail direct marketing, except in the health care market. For this purpose, the "health care market" means individuals, companies and institutions that provide health care services. Notwithstanding anything herein to the contrary, in the health care market, Mindscape shall only have the limited, nonexclusive right to retail direct marketing solely with respect to individuals that provide health care services.
                        Mindscape shall not have the right to retail direct marketing, in the health care market, with respect to companies and institutions that provide health care services. Mindscape shall have non-exclusive rights for on-line distribution and to sell all education SKU's related to the products listed on Schedule A at standard reseller prices determined by A.D.A.M. Mindscape shall distribute such educational SKU's in accordance with A.D.A.M.'s standard educational reseller agreement. The rights granted to Mindscape are subject to A.D.A.M.'s right to maintain its existing contractual relationships with the third parties listed on Schedule B. All rights not granted to Mindscape are retained by A.D.A.M. Without limiting the generality of the foregoing, A.D.A.M. expressly retains the right to retail direct marketing in the health care market and to sell directly to an end-user.

PACKAGING:              Mindscape will display the A.D.A.M. logo (or such other
                        logos as are on the master materials for the product or which are specified by A.D.A.M.) on all packaging and sales material and will represent product with a label which has been approved in advance by A.D.A.M., that says "distributed by Mindscape." A.D.A.M. will provide
                        Mindscape the package design for all products listed on Schedule A. Mindscape will develop all new packaging going forward, which must be approved by A.D.A.M.

TERM: The term of this Agreement shall commence on the later of March 1, 1997 or execution of this agreement and expire December 31, 1998 unless earlier terminated. In the event Mindscape meets a minimum of $750,000 in total royalties during the term of the agreement, the





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                        agreement shall be renewed for an additional 2 years
                        subject to the royalty structure as required during the initial term. In regard to the Medical Housecall and Pediatric Housecall product line, even if these products are approved by the developer to be included on Schedule A for the initial term of the agreement, these products may not be available for the additional two-year period because of contract limitations.

TERRITORY:              Worldwide, except with respect to the prior contractual
                        relationships set forth in Schedule B. A.D.A.M. will not extend or renew any contractual relationships with any third party listed on Schedule B during the term of the agreement, except possibly Matsushita.

TITLES: Titles indicated on Schedule A and other mutually agreed upon titles.

DUTIES: Mindscape will provide end-user support. Mindscape agrees to reasonably promote and market A.D.A.M. products on the same basis as similar Mindscape product. Mindscape will submit to A.D.A.M. an initial marketing plan to be submitted to A.D.A.M. no later than April 15, 1997 and provide updated information upon request. Mindscape agrees to submit 2 sales plans in 1997, the first by April 15, 1997, and three plan in 1998 to A.D.A.M. Mindscape will bear the cost of all marketing and advertising expenses. All A.D.A.M. titles published by Mindscape must be approved by the Mindscape quality assurance department, whose approval will not be unreasonably withheld, prior to publication.

ADVANCES:               Mindscape agrees to pay $275,000 in non-refundable
                        advances for the titles listed on Schedule A, payable as detailed under "Schedule of Payments". The sale of all titles shall be credited against the advances.

ROYALTIES:              Mindscape shall pay royalties to A.D.A.M. based upon net
                        cash receipts by titles listed on Schedule A. "Net cash receipts" means gross receipts actually received by Mindscape from the sale, license, or sublicense of titles listed on Schedule A less cost of goods, royalties, duties, credits for discounts, refunds
                        (including price protection), replacements, and returns
                        (including returns for stock balancing purposes). All royalties due shall be applied against advances. The royalty rate by title is listed on Schedule A. All royalty payments shall be paid to A.D.A.M. no later than 45 days




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                        after the end of each calendar quarter.  Mindscape
                        agrees to send unaudited gross sales reports on a monthly basis to A.D.A.M. A.D.A.M. shall have the right, upon reasonable notice, to conduct an audit of Mindscape's books and records relating to royalty payments.

REGISTRATION:           A.D.A.M. agrees to incur the operating and expenses for
                        the electronic registration services utilized in ATIS
                        "97. Mindscape, at its own cost, may put electronic registration services on the other products listed on Schedule A. A.D.A.M. will own the registration records generated from all registration methods and will grant
                        Mindscape use of such records. A.D.A.M. and Mindscape agree to share this information in an electronic form on a monthly basis.

CHANNEL INVENTORY:      Mindscape will assume all A.D.A.M. channel inventory.

OTHER: By signing below, the parties agree that these terms will be binding upon each of them and that they will negotiate in good faith and execute in due course a more comprehensive mutually acceptable formal written agreement containing these and other customary and appropriate terms which formal agreement, when executed, shall supersede this agreement. This agreement may not be amended except in writing signed by both parties. Either party may terminate this agreement upon material breach by the other party and failure to cure within thirty (30) days following notice of such breach.

                        Mindscape, Inc.               A.D.A.M. Software, Inc.

                        /s/ Gordon Landes             /s/ Robert S. Cramer, Jr.
                        ------------------            -------------------------
                        By                            By

                        Gordon Landes                 Robert S. Cramer, Jr.
                        ------------------            -------------------------
                        Print Name                    Print Name


                        Exec. V.P.                    Chairman and CEO
                        ------------------            -------------------------
                        Title                            Title


                        2-26-97                       Feb. 26, 1997
                        ------------------            -------------------------
                        Date                          Date



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                                 Schedule "A"

                    Schedule of Advances and Royalty Rates


                                                                                           OEM SALE
TITLE                                               ADVANCE             ROYALTY             ROYALTY
-----                                               -------             -------            --------
A.D.A.M. The Inside Story 1997 Edition*              $180,000             23%                 25%
Nine Month Miracle*                                  $ 70,000             23%                 25%
Life's Greatest Mysteries***                         $ 15,000             20%                 25%
Medical Housecall 2.0**                              $   --               23%                 25%
Pediatric Housecall 1.0**                            $   --               23%                 25%
Medical Housecall 1.0****                            $   --               23%                 25%
ATIS 1.0***                                          $ 10,000             20%                 25%
                                                     $275,000
                                                     --------



-------------------------------
* Minimum royalty per unit shall be $2.00. Royalty increases to 25% after Mindscape achieves $1,000,000 in gross sales for these two products combined.

**   Contingent on A.D.A.M.'s receipt of approval from the developer.  Such titles are subject to removal. Minimum royalty per unit shall by $1.40. Royalty increase to 25% after Mindscape achieves $1,000,000 in gross sales for these two products combined.

*** Minimum royalty per unit shall be $0.25. OEM sales royalty shall be the greater of $0.25 or 25%.

**** Minimum royalty per unit shall be $0.50. OEM sales royalty shall be the greater of $0.50 or 25%.

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                              SCHEDULE OF PAYMENTS




                                 UPON EXEC.       90 DAYS
                                  OF DIST.         AFTER            JAN. 31,
TITLE                              TERMS         EXECUTION            1998
-----                              -----         ---------          --------
A.D.A.M. The Inside Story       $  60,000        $  70,000          $ 50,000
1997 Edition

Nine Month Miracle              $  30,000        $  20,000          $ 20,000

Life's Greatest Mysteries       $  10,000        $   -              $  5,000

Medical Housecall 2.0           $   -            $   -              $   -

Pediatric Housecall 2.0         $   -            $   -              $   -

Medical Housecall 1.0           $   -            $   -              $   -

ATIS 1.0                        $   -            $  10,000          $   -
                                ---------        ---------          --------
                                $ 100,000        $ 100,000          $ 75,000
                                ---------        ---------          --------


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                                  SCHEDULE "B"


               Third Parties Having Existing Consumer Contractual
                          Relationships with A.D.A.M.



BOMICO: Non-exclusive for English language products in Europe. Expires July 12, 1997.
RANDOM HOUSE U.K.: expires April 15, 1997.  Requires 30-day written notice.
The current deal only covers ATIS 1.0 and NMM.
BRADERBUND: A non-exclusive bundle deal with ATIS 1.0
POINT GROUP: A non-exclusive bundle/OEM deal for LGM with Compaq.
DATAFLOW: Expires July 24, 1997 with 30-days written notice. Territory is Australia and New Zealand.
MATSUSHITA: part of a large, long-term exclusive distribution relationship. Have a Japanese language version of ATIS, '97 in development. Must discuss making change in distribution as it relates to English versions. No guarantees.